                                               Filed Pursuant to Rule 424(b)(3)
                                          Registration Statement No. 333-107535
            8 7/8% Senior Notes due 2010 CUSIP Nos. 749564 AA 8 and U76218 AA 1
                               10 7/8% Senior Subordinated Notes due 2012 CUSIP
                                               Nos. 749564 AC 4 and U76218 AB 9

                               R.H. DONNELLEY INC.

                    PROSPECTUS SUPPLEMENT DATED APRIL 2, 2004
                     TO THE PROSPECTUS DATED AUGUST 1, 2003

         The selling security holders table on pages 28-47 of the prospectus, as amended, is hereby further amended to add the information regarding the following entities in the prospectus and their respective amount of 8 7/8% senior notes due 2010 and/or 10 7/8% senior subordinated notes due 2012.

                                                Senior Notes                        Senior Subordinated Notes
                                   ---------------------------------------- ------------------------------------------
                                                                                Principal Amount      Principal Amount
                                     Principal Amount      Principal Amount        of Senior             of Senior
                                        of Senior              of Senior          Subordinated          Subordinated
Name of Selling Security Holder        Notes Owned           Notes Offered         Notes Owned          Notes Offered
----------------------------------------------------------------------------------------------------------------------
Banc of America Securities LLC .        $2,500,000            $2,500,000            $3,800,000            $3,800,000
DIS Global High Yield ..........              --                    --                  32,000                32,000
JP Morgan Securities ...........              --                    --               7,271,000             7,271,000
Northern Collective High Yield
   Fund ........................              --                    --                 250,000               250,000
Northern Fixed Income Fund .....              --                    --               1,000,000             1,000,000
Northern High Yield Fixed Income              --                    --               5,250,000             5,250,000
Northern Institutional Bond
   Portfolio ...................              --                    --               1,000,000             1,000,000
Pareto Partners.................              --                    --                 340,000               340,000
Principal Life Insurance Co. ...
   Bond & Mortgage Separate
   Account .....................              --                    --                 250,000               250,000
RBC Bond Fund ..................              --                    --               1,250,000             1,250,000
RBC Global Balanced Fund .......              --                    --                  50,000                50,000
RBC Global Bond Fund ...........              --                    --                 150,000               150,000
RBC Global High Yield Fund .....              --                    --                  50,000                50,000
Reliance Standard Life Insurance
   Company .....................              --                    --                 125,000               125,000
Safety National Casualty Co. ...              --                    --                 125,000               125,000
UBS Securities LLC .............            35,000                35,000                  --                    --